Exhibit 99

AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

Respironics Issues Worldwide Recall of PLV® Continuum™ Ventilator

MURRYSVILLE, PA, MAY 5, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) announced today that it has voluntarily recalled 269 ventilators representing all models and serial numbers of the PLV® Continuum™ Ventilator. This recall is being conducted because the ventilator may suddenly stop providing mechanical ventilation. This could result in serious injury or death. The recalled ventilators should not be used until the problem is corrected. Customers have been directed to quarantine all PLV Continuum Ventilators and to use other ventilator models. If a customer does not have a suitable substitute ventilator, Respironics will loan them a comparable unit.

The PLV Continuum Ventilator is used to provide mechanical ventilation for pediatric and adult patients who weigh at least 5 kg (11 lbs.). The device is intended for use at home, in an institution, or as a portable ventilator. These ventilators have been distributed in the United States, Australia, Argentina, Canada, Japan, Hong Kong, Netherlands, Saudi Arabia, and Taiwan. Respironics provided notification of the recall to distributors, sales personnel, and customers by letter on March 20, 2006. The firm is continuing to contact customers to arrange for the return of all the recalled ventilators.

Respironics identified the problem after an analysis of returned units revealed the potential for failure of an internal flow valve. The Company has received no reports of adverse events or injuries resulting from this problem. Respironics notified the U.S. Food & Drug Administration (FDA) of its decision to voluntarily recall the product. The recall was classified as a Class I Recall by the FDA on April 27, 2006. A Class I recall is a situation in which there is a reasonable probability that the use of or exposure to a violative product will cause serious adverse health consequences or death. Customers with questions may contact the Company at 877-544-9252.

Any adverse reactions experienced with the use of this product, and/or quality problems should also be reported to the FDA’s MedWatch Program by phone at 1-800-FDA-1088, by Fax at 1-800-FDA-0178, by mail at MedWatch, HF-2, FDA, 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch website at www.fda.gov/medwatch.

The Company stated that it will not be changing its financial outlook or guidance based on this recall.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs over 4,600 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

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This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

© 2006 Respironics, Inc. and its affiliates